Exhibit 99.1

      ZOLL Medical Corporation Announces Record Annual Revenues
                    Reports Fourth Quarter Results

    CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 11, 2004--ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced record annual revenues of $211,785,000, an increase of 15% as compared to annual revenues of $184,603,000 last year. Net income for the year decreased 30% to $8,956,000 as compared to $12,850,000 in the prior year.
    Annual sales to the North American market grew by 23% to $170.5 million as compared to $138.5 million for the prior year. Sales to the North American hospital market increased 39% to $88.1 million as compared to $63.6 million last year. Sales to the North American pre-hospital market increased 13% to $62.4 million, as compared to $55.4 in the prior year. International revenues decreased by 10% to $41.3 million as compared to $46.1 million last year. AED Plus(TM) sales increased 61% to $30.4 million for the year, as compared to $18.8 million in the prior year.
    Fourth quarter revenues of $55,728,000 also set a record, reflecting 11% growth over the fourth quarter of 2003. Net income of $2,145,000 or $0.23 per share decreased 56% as compared to the prior year fourth quarter. These results were in line with guidance given earlier this month.
    Fourth quarter sales to the North American market grew to $46.8 million, an increase of 19% as compared to the fourth quarter of 2003. Sales to the North American hospital market increased 37% to $25.8 million as compared to the fourth quarter of last year. Sales to the North American pre-hospital market increased 3% to $16.2 million as compared to the same period last year. International sales decreased by 17% to $9.0 million as compared to the fourth quarter last year. AED Plus(TM) product sales increased by 68% to $8.8 million as compared to $5.3 million in the prior year.
    Regarding the fourth quarter, as previously disclosed, the Company had approximately $2.5 million of additional orders in the quarter that it planned to ship but was unable to do so due to unexpected unit configurations. Also, as previously discussed, a higher volume of low parameter hospital business, resulting in lower overall prices, reduced gross margins to 56% from 58% a year ago. Other income was lower than the prior year reflecting foreign exchange rate fluctuations. The tax rate was reduced to 30% for the year and 17% for the quarter as fixed research and development credits and export tax incentives were applied to lower than expected income before tax.
    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "We were disappointed with our fourth quarter results and our overall year. We did not achieve the results we desired, in spite of significant investments in both sales and marketing, and R&D. We have yet to make these investments payoff. However, there were a number of areas of the business that performed better than expected during the year. We were particularly pleased with our continued strong performance in the North American hospital market. Sales grew in excess of 39% overall, and 18% with all military sales excluded. We continue to standardize large U.S. hospitals on the M Series(TM) product line due to its superior features and our proprietary biphasic technology."
    "Sales of our AED Plus(TM) product were also outstanding", Mr. Packer continued, "as shipments increased over 60% in both the comparable prior year quarter and fiscal year. This result was significantly better than our stated goal of 50%. It is clear that we are continuing to take market share. The strength of our distribution has grown throughout the year. We believe customers are increasing their understanding of the benefits the AED Plus(TM) product provides."
    Commenting further, Mr. Packer observed, "Throughout the year, and again in the fourth quarter, our results in International have been disappointing. We believe we have lost ground in Europe and have made several management changes to address the situation. We expect improved performance in 2005, particularly in the second half, as these changes have their desired effect. Also, softness continues in the U.S. EMS market due to state budget deficits. This tight market has reduced our ability to gain market share in this important market. However, we are cautiously optimistic that we will see an improvement in spending in the second half of fiscal 2005 and that pent up demand will provide an additional boost."
    "Moving beyond the core business, in 2004 we made significant progress in our efforts to move the company beyond defibrillation, and develop a broader resuscitation portfolio," Mr. Packer said. "We have achieved good early results from our acquisition of the Infusion Dynamics business. We look for acceleration of this business as we obtain a CE Mark and take the Power Infuser(R) fluid resuscitation product to militaries around the world. Even more significant, our recent acquisition of Revivant adds a whole new growth dimension to ZOLL. We believe technology related to improving CPR for victims in cardiac arrest represents a market potential in line with the current professional defibrillator market, which currently stands at over $650 million. We expect the AutoPulse(TM) product to lead the way in the development of this market, and create selling synergies for ZOLL that we have not experienced in the past."
    Looking forward, Mr. Packer noted, "As we absorb the Revivant acquisition we anticipate some transition issues, particularly in balancing selling efforts on AutoPulse(TM) with those on other products. As stated earlier, we have made changes in International but it will take some time to get back on track. As a result of these issues, primarily having an impact on the first half of 2005, we expect annual earnings for 2005 to be in the range of $1.35 to $1.55 per share. We continue to anticipate a sharp improvement in results as we move to the second half of 2005 due to acceleration of the AutoPulse(TM) and improvement of International performance. While we also expect the U.S. EMS market to improve in the second half, we are not yet anticipating the full impact of a recovery in our guidance."
    Mr. Packer concluded, "The long term growth and profitability prospects for ZOLL have never been better. We have a proven business model that is profitable and can support high growth. Our balance sheet is strong and we continue to generate cash from operations. Our business can be unpredictable at times but it is built on solid fundamentals and will perform over the longer term. Investments made in 2004 that have hurt our bottom line this year should provide a boost in 2005. I have not been this enthusiastic about the ZOLL product pipeline and the position of our distribution since we introduced our rectilinear biphasic technology on the heels of the M Series(TM) launch. We expect to build significant momentum in 2005 and are prepared for continued growth in 2006 and beyond."

    About ZOLL Medical Corporation

    ZOLL Medical Corporation (NASDAQ: ZOLL) designs, manufactures, markets, and/or sells non-invasive resuscitation devices and software solutions. They include pacing and defibrillation devices (ZOLL's M Series(TM) and AED Plus(TM), and Lifecor, Inc.'s LifeVest(TM) Wearable Defibrillator), circulatory assist devices (Advanced Circulatory Systems, Inc.'s ResQPOD(TM) Circulatory Enhancer and Revivant Corporation's AutoPulse(TM)); and a fluid resuscitation product called the Power Infuser(R), manufactured by Infusion Dynamics, a division of ZOLL. These devices help healthcare professionals, emergency medical service providers, and first responders diagnose and treat victims of trauma, as well as sudden cardiac arrest.
    Additionally, through its subsidiary ZOLL Data Systems, ZOLL designs and markets software that automates the collection and management of both clinical and non-clinical data. With direct operations, international offices, and business partners in all of the world's major markets, ZOLL markets and sells its products in more than 140 countries. For more information, visit www.zoll.com or call +1 (978) 421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, anticipated growth in the North American EMS market, our anticipated spending levels, anticipated revenue growth in the International market and the AED market, our outlook for the remainder of the year and future years and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 18, 2004, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus(TM) and the AutoPulse(TM) product, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the war on terrorism, the integration and successful operation of Revivant business, the potential disruption in the transportation industry on the Company's supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company's products.

    Copyright (C) 2004 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, M Series, and Power Infuser are trademarks of ZOLL Medical Corporation. The LifeVest System is a trademark of Lifecor, Inc. The ResQPOD is a trademark of Advanced Circulatory Systems, Inc. The AutoPulse Resuscitation System is a trademark of Revivant Corporation. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.


                     (Financial Results to Follow)

                       ZOLL MEDICAL CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                            October  3,  September 28,
                                                  2004           2003
                                              ------------------------
ASSETS
Current assets:
     Cash and cash equivalents                $  40,685     $  40,780
     Short-term investments                      18,325        19,992
     Accounts receivable, net                    51,038        47,906
     Inventory                                   31,702        34,388
     Prepaid expenses and other current assets    7,273         5,042
                                              ----------    ----------
Total current assets                            149,023       148,108
Property and equipment, net                      24,220        23,046
Other assets, net                                33,949        20,942
                                              ----------    ----------
                                              $ 207,192     $ 192,096
                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                         $  12,321     $  12,204
     Accrued expenses and other liabilities      21,917        22,399
                                              ----------    ----------
Total current liabilities                        34,238        34,603
Deferred income taxes                             2,008         1,502
Total stockholders' equity                      170,946       155,991
                                              ----------    ----------
                                              $ 207,192     $ 192,096
                                              ==========    ==========

                       ZOLL MEDICAL CORPORATION
               CONDENSED CONSOLIDATED INCOME STATEMENTS
            (In thousands, except per share and share data)


                       Three Months Ended       Twelve Months Ended
                    October 3,  September 28, October 3, September 28,
                       2004         2003          2004         2003
                    --------------------------------------------------
Net sales            $ 55,728    $  50,206    $ 211,785    $ 184,603
Cost of goods sold     24,792       20,936       92,545       81,477
                    -----------  -----------  -----------  -----------
Gross profit           30,936       29,270      119,240      103,126
Expenses:
     Selling and
      marketing        18,999       15,247       74,342       59,461
     General and
      administrative    4,668        3,106       15,108       12,404
     Research and
      development       4,650        3,840       18,376       14,115
                    -----------  -----------  -----------  -----------
     Total expenses    28,317       22,193      107,826       85,980
Income from
 operations             2,619        7,077       11,414       17,146
Other income
 (expense)                (47)         188        1,323        2,033
                    -----------  -----------  -----------  -----------
Income before taxes     2,572        7,265       12,737       19,179
Taxes                     427        2,398        3,781        6,329
                    -----------  -----------  -----------  -----------
Net income           $  2,145    $   4,867    $   8,956    $  12,850
                    ===========  ===========  ===========  ===========
Earnings per share:
Basic                $   0.23    $    0.54    $    0.97    $    1.42
                    ===========  ===========  ===========  ===========
Diluted              $   0.23    $    0.53    $    0.96    $    1.40
                    ===========  ===========  ===========  ===========
Weighted average
 common shares:
Basic               9,290,000    9,060,000    9,191,000    9,030,000
Diluted             9,390,000    9,212,000    9,304,000    9,204,000

    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655